Exhibit 99.1

Certain Preliminary Results

The statement in the below paragraph, to be conveyed during an investor presentation, includes certain preliminary results for Jacobs Engineering Group Inc.’s (“we”, “us” or “our”) third fiscal quarter of 2017. These preliminary results reflect our current estimates for this period based on information available as of the date of this presentation. However, these preliminary results are inherently uncertain. We have not yet closed our books for our third fiscal quarter of 2017 and our independent registered public accounting firm has not completed its review of our results for our third fiscal quarter of 2017. Our actual results may differ materially from these preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this presentation and the time the financial results for our third quarter are finalized.

In short, we expect to deliver a strong third quarter. We believe that our expectations for sequential revenue growth during Q3 will materialize. In addition, we also expect that we will be able to deliver strong gross margin performance and, as a result, our GAAP EPS for the quarter is expected to be $0.74, or $0.79 on an adjusted basis – representing a sequential and year over year improvement. Importantly, this result is expected to also include approximately 2 cents a share in incremental transaction costs associated with the announcement that we are making today, so our underlying operating performance is expected to be even stronger than our reported results. We also expect that our backlog will show some sequential growth as well.